EXHIBIT 5.1



                              [LETTERHEAD OF DPW]



                                                                  March 1, 2000


Donaldson, Lufkin & Jenrette, Inc.
277 Park Avenue
New York, New York 10172

Ladies and Gentlemen:

         We have acted as counsel to Donaldson, Lufkin & Jenrette, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale by the Company from time to time of up to $3,000,000,000 aggregate principal amount of senior debt securities (the "Senior Debt Securities"), subordinated debt securities (the "Subordinated Debt Securities"), preferred stock, par value $0.01 per share (the "Preferred Stock") and warrants ("Warrants") of the Company. The Senior Debt Securities, Subordinated Debt Securities, Preferred Stock and Warrants are herein collectively referred to as the "Securities." The Senior Debt Securities are to be issued pursuant to an Indenture (the "Senior Indenture") dated June 8, 1998 between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"). The Subordinated Debt Securities are to be issued pursuant to an Indenture (the "Subordinated Indenture" and collectively with the Senior Indenture, the "Indentures") to be entered into between the Company and the Trustee.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         On the basis of the foregoing, we are of the opinion that:

       1. When the Subordinated Indenture and any supplemental indenture to be entered into in connection with the issuance of Senior Debt Securities or Subordinated Debt Securities have been duly authorized, executed and delivered by the Company and the Trustee, the specific terms of a particular Senior Debt Security or Subordinated Debt Security, as the case may be, have been duly authorized and established in accordance with the applicable Indenture, and such Senior Debt Security or Subordinated Debt Security, as the case may be, has been duly authorized, executed, authenticated, issued and delivered against payment therefor in accordance with the applicable Indenture and the applicable underwriting or other agreement, such Senior Debt Security or Subordinated Debt Security will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

       2. Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered against payment therefor in accordance with the applicable underwriting or other agreement, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

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       3. When the applicable warrant agreement to be entered into in connection with the issuance of Warrants has been duly authorized, executed and delivered by the Company and the warrant agent, the specific terms of a particular Warrant have been duly authorized and established in accordance with the applicable warrant agreement and such Warrants have been duly authorized, executed, issued and delivered against payment therefor in accordance with the applicable warrant agreement and the applicable underwriting or other agreement, all corporate action on the part of the Company will have been taken to authorize the issuance and sale of such Warrants proposed to be sold by the Company and such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Security, (i) the Board of Directors shall have duly established the terms of such Security and duly authorized the issuance and sale of such Security and such authorization shall not have been modified or rescinded; (ii) the Board of Directors shall have duly authorized the execution and delivery of the Subordinated Indenture and any supplemental indenture or the applicable warrant agreement, as the case may be, and such authorization shall not have been modified or rescinded; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iv) there shall not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof, nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                        Very truly yours,


                                        /s/ Davis Polk & Wardwell

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